EXECUTION VERSION

Letter Amendment

August 27, 2020

Each of the Borrowers party to the Amended
Loan Agreement (as defined below) (the
“Borrowers”)

100 Federal Street
Boston, MA 02110
Attention: Jonathan S. Horwitz,
Executive Vice President, Principal Executive Officer,
Treasurer and Compliance Liaison

RE:	Seventh Amendment and Consent to the Putnam Family of Funds $235,500,000
Uncommitted Discretionary Demand Line of Credit

Ladies and Gentlemen:

State Street Bank and Trust Company (the “Bank”) has made available a $235,500,000 uncommitted discretionary demand line of credit (the “Credit Line”) to each of the Borrowers, each acting on its own behalf or, as applicable, on behalf of each of its respective Existing Funds (as defined below) as described in a letter agreement dated September 24, 2015, by and among the Borrowers and the Bank (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Existing Loan Agreement.

Prior to the date hereof, the Borrowers notified the Bank that (i) effective May 18, 2020 Putnam International Growth Fund merged into Putnam Emerging Markets Equity Fund and upon the effectiveness of such merger Putnam International Growth Fund ceased to exist as a Fund, (ii) effective April 30, 2020 Putnam VT International Growth Fund changed its name to Putnam VT Emerging Markets Equity Fund and in connection therewith the fund adopted a non fundamental policy that under normal circumstances it will invest at least 80% of its net asset in equity securities of emerging market companies, (iii) effective August 24, 2020 each of Putnam Capital Spectrum Fund and Putnam Equity Spectrum Fund merged into Putnam Focused Equity

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Fund, and upon the effectiveness of such mergers each of Putnam Capital Spectrum Fund and Putnam Equity Spectrum Fund ceased to exist, and (iv) pending shareholder approval, effective August 28, 2020, Putnam AMT-Free Municipal Fund will change its name to Putnam Strategic Intermediate Municipal Fund and will (x) eliminate the Fundamental Policy that requires such Fund to exclude securities that are subject to the federal alternative minimum tax from the definition of tax-exempt investments used for purposes of such Fund’s policy to invest at least 80% of such Fund’s net assets in tax-exempt investments (the “Current 80% Policy”) and (y) amend the Current 80% Policy to make clear that the Fund will include investments paying interest subject to the federal alternative minimum tax for purposes of complying with the Current 80% Policy (the “PSIMF Repositioning”). Putnam International Growth Fund, Putnam Capital Spectrum Fund, and Putnam Equity Spectrum Fund are collectively referred to herein as the “Departing Funds”.

The Borrowers have requested, and the Bank has agreed, (a) to add additional borrowers and/or funds to the Credit Line, (b) to remove certain borrowers and/or funds from the Credit Line, and (c) to consent to the PSIMF Repositioning. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, each of the Borrowers and the Bank hereby agree as follows:

1. Defined Terms. For purposes hereof, the following terms have the following meanings when used herein:

“Added Text” means characters indicated textually in the same manner as the following example: double underlined text .

“Affected Fund” means an Amendment Fund or a Departing Fund.

“Amendment Fund” means a “Fund” under the Amended Loan Agreement.

“Existing Fund” means a “Fund” under the Existing Loan Agreement.

“Marked Loan Agreement” means the copy of the Existing Loan Agreement attached hereto as Annex A.

“New Fund” means an Amendment Fund that is not an Existing Fund

“Stricken Text” means characters indicated textually in the same manner as the following example: ~~stricken text~~ .

2. Consent to the PSIMF Repositioning

Notwithstanding anything to the contrary contained in Section II(3)(m) of the Existing Loan Agreement, subject to receipt of shareholder approval for the PSIMF Repositioning, the Bank hereby consent to the PSIMF Repositioning, as described in the proxy statement, dated May 26, 2020 (the “Proxy”), provided that no more than five (5) Domestic Business Days (or such longer period as the Bank may in its sole discretion agree) after the PSIMF Repositioning shall have become effective in the manner described in the Proxy, the Bank shall have received evidence satisfactory to the Bank that the shareholders have approved the PSIMF Repositioning and the PSIMF Repositioning has become effective in the manner described in the Proxy.

3. Amendments to Loan Documents

(a) The Existing Loan Agreement is hereby amended to delete the Stricken Text and to add the Added Text, in each case as set forth in the Marked Loan Agreement (the Existing Loan Agreement, as so amended, the “Amended Loan Agreement”).

(b) The Bank and each Borrower acknowledge and agree that each New Fund is (1) hereby added as a “Fund” for all purposes under the terms of the Loan Documents, and (2) is and shall be subject to and bound by, and shall be entitled to all the benefits of, the Loan Documents, and shall be a party thereto, all as if such New Fund had been a “Fund” party to the original execution and delivery thereof.

(c) The Bank and each Borrower acknowledge and agree that (i) each Departing Fund is hereby removed as a “Fund” for all purposes under the terms of the Loan Documents, and (ii) Appendix I to each of the Loan Documents, as applicable, is hereby amended to delete the Stricken Text and to add the Added Text, in each case as set forth in Appendix I to the Marked Loan Agreement

4. Miscellaneous

(a) Other than as amended or consented to herein, all terms and conditions of the Amended Loan Agreement and each of the other Loan Documents are ratified and affirmed as of the date hereof in order to give effect to the terms hereof and thereof. This Letter Amendment shall constitute a Loan Document for all purposes of the Amended Loan Agreement.

(b) Each Borrower severally (and not jointly), for itself and severally (and not jointly) on behalf of each of its respective Amendment Funds, but not as to any other Borrower or Fund, represents and warrants as of the date hereof to the Bank as follows: (i) no Default or Event of Default with respect to such Borrower or any such Amendment Fund has occurred and is continuing on the date hereof under the Existing Loan Agreement after giving effect to the amendments and consents herein contained; (ii) each of the representations and warranties of such Borrower, on behalf of each such Amendment Fund, contained in the Loan Documents is true and correct in all respects on and as of the date of this Letter Amendment (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); (iii) the execution, delivery and performance by such Borrower and each such Affected Fund of each of this Letter Amendment and of the other Loan Documents, as amended hereby (collectively, the “Amended Loan Documents”): (1) are, and will be, within such Borrower’s or such Affected Fund’s power and authority, (2) have been authorized by all necessary trust or corporate proceedings, as the case may be, of such Borrower, (3) do not, and will not, require the consent of any shareholders or other equity holders of such Borrower or such Affected Fund or the approval or consent of, or any notice to or filing with, any governmental authority, other than those which have been received or made, (4) will not contravene any provision of, or exceed any limitation contained in, the certificate or articles of incorporation, agreement and declaration of trust, by-laws and/or other organizational documents of such Borrower or such Affected Fund or its Prospectus or any judgment, decree or order or any law, rule or regulation applicable to such Borrower or such Fund, including, without limitation, the Investment Company Act, (5) are, and will be, in material compliance with Regulations T, U and X and the Investment Company Act, (6) do not and will not constitute a violation of, or a default under, any other agreement, order or undertaking binding on such Borrower or such Affected Fund, and (7) do not require the consent or approval of any obligee or holder of any instrument relating to any material Indebtedness of such Borrower or such Affected Fund or the consent or approval of any other party other than for those consents and approvals which have been received; and (iv) each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of such Borrower, on behalf of its respective Affected Funds, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(c) Upon receipt of a fully executed copy of this Letter Amendment, this Letter Amendment shall be deemed to be an instrument under seal and an amendment to the Loan Documents to be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

(d) This Letter Amendment may be executed in counterparts each of which shall be deemed to be an original document.

(e) Delivery of an executed counterpart of a signature page of this Letter Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Letter Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Letter Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Bank to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, each Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation between the Bank and such Borrower, electronic images of this Letter Amendment or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

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EXECUTION VERSION

If the foregoing is acceptable to you, please have an authorized officer of each Borrower execute this Letter Amendment below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY

By: /s/ Janet B. Nolin______________________
Name: Janet B. Nolin______________________
Title: Vice President_______________________

Acknowledged and Accepted:

EACH OF THE BORROWERS, for
itself and on behalf of each of its
respective Affected Funds

By: /s/ Jonathan Horwitz____________
Name: Jonathan Horwitz____________
Title: Executive Vice President, Principal Executive Officer,
and Compliance Liaison

Annex A

[See attached]

EXECUTION VERSION